As filed with the Securities and Exchange Commission on July 11, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ALASKA AIR GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	91-1292054
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

19300 Pacific Highway South
Seattle, Washington 98188
(Address of principal executive offices, including zip code)

Alaska Air Group, Inc. 2002 Employee Stock Purchase Plan
Alaska Air Group, Inc. 1999 Long-Term Incentive Equity Plan
Alaska Air Group, Inc. 1997 Long-Term Incentive Equity Plan
(Full title of the plans)

Keith Loveless
General Counsel & Corporate Secretary
Alaska Air Group, Inc.
19300 Pacific Highway South
Seattle, Washington 98188
(206) 431-3731
(Name, address and telephone number, including area code, of agent for service)

Copy to:
J. Sue Morgan
Perkins Coie LLP
1201 Third Avenue, Suite 4800
Seattle, Washington 98101-3099

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
	Amount to Be	Offering Price Per Share	Aggregate Offering	Registration Fee
Title of Securities to Be Registered	Registered(1)	(2)	Price	(2)

Common Stock, $1.00 par value per share, under the:
2002 Employee Stock Purchase Plan	1,000,000	$23.345	$23,345,000	$2,147.74
1999 Long-Term Incentive Equity Plan	1,200,000	$23.345	$28,014,000	$2,577.29
1997 Long-Term Incentive Equity Plan	741,000	$23.345	$17,298,645	$1,591.48

TOTAL	2,941,000	$23.345	$68,657,645	$6,317.00

(1)	Includes an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the employee benefit plans as the result of any future stock split, stock dividend, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to stockholders other than a normal cash dividend, or similar adjustment of the Registrant’s outstanding common stock.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The calculation of the registration fee is based upon a per share price of $ 23.345, which was the average of the high ($ 23.81) and low ($ 22.88) sales prices of the Registrant’s common stock on July 3, 2002, as reported by the New York Stock Exchange.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference into this Registration Statement:

     (a)  The Registrant’s Annual Report to Shareholders on Form 10-K for the fiscal year ended December 31, 2001, filed on March 1, 2002, which contains audited financial statements for the most recent fiscal year for which such statements have been filed;

     (b)  The Registrant’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2002, filed on May 2, 2002;

     (c)  The Registrant’s Current Reports on Form 8-K filed on July 3, 2002, June 6, 2002, June 3, 2002 (8-K/A), May 28, 2002, May 7, 2002, April 12, 2002, April 3, 2002 and March 12, 2002; and

     (d)  The description of the Registrant’s common stock contained in the Registration Statement on Form 8-A filed on September 19, 1985 under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

     There may be risks and your recovery may be limited as a result of our prior use of Arthur Andersen LLP as our independent public accounting firm. On March 14, 2002, Arthur Andersen LLP, our independent public accounting firm for the years ended December 31, 1979 through 2001, was indicted on federal obstruction of justice charges arising from the U.S. government’s investigation of Enron. On May 22, 2002, we dismissed Arthur Andersen LLP as our independent public accountants and we have hired Deloitte & Touche LLP as our independent auditors for the year ending December 31, 2002. As a public company, we are required to file with the SEC periodic financial statements audited or reviewed by an independent accountant, including those incorporated herein by reference. Because our former audit partner has left Arthur Andersen LLP, we have not been able to obtain the written consent of Arthur Andersen LLP as required by Section 7 of the Securities Act after reasonable efforts. The SEC has recently provided regulatory relief designed to allow companies that file reports with the SEC to dispense with the requirement to file a consent of Arthur Andersen LLP in certain circumstances. However, investors will not be able to sue Arthur Andersen LLP pursuant to Section 11(a)(4) of the Securities Act and therefore may have their recovery limited as a result of the lack of consent.

Item 4. DESCRIPTION OF SECURITIES

     Not applicable.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

     None.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

     Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

     Section 145 of the DGCL further provides that to the extent a director or officer of a Delaware corporation has been successful in the defense of any action, suit or proceeding referred to in subsections 145(a) and (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such person or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

     Article VIII of the Registrant’s Bylaws requires indemnification to the full extent permitted by the DGCL or other applicable law. Subject to any restrictions imposed by such law, the Bylaws provide a right to indemnification for all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) actually and reasonably incurred or suffered by the indemnitee in connection with any actual or threatened action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Registrant or, being or having been such a director, officer or an employee of the Registrant, he or she is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or other entity.

     Section 102(b)(7) of the DGCL provides that a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders may eliminate or limit personal liability of members of its board of directors or governing body for breach of a director’s fiduciary duty. However, no such provision may eliminate or limit the liability of a director for breaching his or her duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase that was illegal or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty. Article 11 of the Registrant’s Certificate of Incorporation provides for such limitation of liabilities to the full extent permitted by the DGCL.

     The Registrant’s officers and directors are covered by insurance (with certain exceptions and with certain limitations) which indemnifies them against losses and liabilities arising from certain alleged “wrongful acts,” including alleged errors or misstatements, or certain other alleged wrongful acts or omissions constituting neglect or breach of duty.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable.

Item 8. EXHIBITS

Exhibit No.	Description

5.1	Opinion of Perkins Coie LLP regarding legality of the common stock being registered

23.1	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1	Alaska Air Group, Inc. 2002 Employee Stock Purchase Plan (incorporated by reference to Appendix B of the proxy statement on Schedule 14A filed with the Commission on April 12, 2002)

99.2	Alaska Air Group, Inc. 1999 Long-Term Incentive Equity Plan (incorporated by reference to Appendix A of the proxy statement on Schedule 14A filed with the Commission on April 12, 2002)

99.3	Alaska Air Group, Inc. 1997 Long-Term Incentive Equity Plan

Item 9. UNDERTAKINGS

A. The undersigned Registrant hereby undertakes:

     (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)  To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on the 10th day of July, 2002.

ALASKA AIR GROUP, INC.

By:	/s/ John F. Kelly John F. Kelly Chairman of the Board, Chief Executive Officer and President

POWER OF ATTORNEY

     Each person whose individual signature appears below hereby authorizes John F. Kelly and Bradley D. Tilden, or either of them, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all post-effective amendments to this Registration Statement.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on the 10th day of July, 2002.

Signature	Title

/s/ John F. Kelly John F. Kelly	Chairman, Chief Executive Officer and President (Principal Executive Officer)

/s/ Bradley D. Tilden Bradley D. Tilden	Executive Vice President/Finance and Chief Financial Officer (Principal Financial Officer)

/s/ Terri K. Maupin Terri K. Maupin	Staff Vice President/Finance and Controller (Principal Accounting Officer)

/s/ William S. Ayer William S. Ayer	Director

/s/ Phyllis J. Campbell Phyllis J. Campbell	Director

/s/ Ronald F. Cosgrave Ronald F. Cosgrave	Director

/s/ Mary Jane Fate Mary Jane Fate	Director

Signature	Title

/s/ Mark R. Hamilton Mark R. Hamilton	Director

/s/ Bruce R. Kennedy Bruce R. Kennedy	Director

/s/ R. Marc Langland R. Marc Langland	Director

/s/ Byron I. Mallott Byron I. Mallott	Director

/s/ John V. Rindlaub John V. Rindlaub	Director

/s/ J. Kenneth Thompson J. Kenneth Thompson	Director

/s/ Richard W. Wien Richard A. Wien	Director

INDEX TO EXHIBITS

Exhibit No.	Description

5.1	Opinion of Perkins Coie LLP regarding legality of the common stock being registered

23.1	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1	Alaska Air Group, Inc. 2002 Employee Stock Purchase Plan (incorporated by reference to Appendix B of the proxy statement on Schedule 14A filed with the Commission on April 12, 2002)

99.2	Alaska Air Group, Inc. 1999 Long-Term Incentive Equity Plan (incorporated by reference to Appendix A of the proxy statement on Schedule 14A filed with the Commission on April 12, 2002)

99.3	Alaska Air Group, Inc. 1997 Long-Term Incentive Equity Plan